CONSENT OF INDEPENDENT AUDITORS



            We hereby consent to the incorporation by reference in this registration statement of First South Africa Corp., Ltd., on Form S-3 and related prospectus, for the registration of 2,006,567 shares of Common Stock, of our report dated September 19, 1997 in the Annual Report on Form 10-K filed on September 29, 1997 (File No. 0-27494) and on our audits of the consolidated financial statements of First South Africa Corp., Ltd. and subsidiaries as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997.



/s/ PRICE WATERHOUSE

PRICE WATERHOUSE
Chartered Accountants (SA)

Sandton, South Africa

May 22, 1998